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                                   EXHIBIT 5.1

                        [Letterhead of Hopkins & Sutter]


                                November 17, 2000


American Bio Medica Corporation
122 Smith Road
Kinderhook, New York 12106

     Re:   Form SB-2 Registration Statement

Ladies and Gentlemen:

We have acted as counsel for American Bio Medica Corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act") of 2,361,733 common shares, par value $.01 per share (the "Shares"), to be offered by a certain shareholder of the Company pursuant to a Registration Statement on Form SB-2 filed by the Company with the Securities and Exchange Commission on November 17, 2000 (the "Registration Statement"). Of these 2,361,733 Shares, up to 953,283 are common shares issuable upon the exercise of Common Share Purchase Warrants (the "Warrants").

We have reviewed the corporate proceedings with respect to the authorization of the issuance of the Shares and the Warrants. We have also examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinion set forth below.

In rendering our opinion set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding, and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, we are of the opinion that such Shares, including the common shares issuable upon exercise of the Warrants, when sold in the manner described in the Registration Statement will be legally issued, fully paid, and nonassessable.

Our opinion expressed above is limited solely to the Business Corporation Law of the State of New York as applied by courts located in New York (the "BCL"), and the Federal laws of the United States of America, in each case to the extent that the same may apply to or govern such transactions, and we express no opinion as to the laws of any other jurisdiction. While certain individual lawyers in this firm are licensed to practice law in the State of New York, the lawyers in this firm who have participated directly in the specific transactions to which this opinion relates are licensed to practice law only in the State of Illinois, and any opinions herein with respect to the laws of the State of New York are based solely upon a review of the BCL. To the extent that this opinion deals with matters governed by or relating to laws of any other state, we have assumed that the laws of such state are identical to the laws of the State of Illinois.



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We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement.

                                Very truly yours,

                                HOPKINS & SUTTER

                                By:  /s/ Michael J. Gamsky
                                     ----------------------
                                         Michael J. Gamsky, a Partner




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